UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13D/A
                              AMENDMENT NO. 1


                Under the Securities Exchange Act of 1934

                       Europa Cruises Corporation
- -----------------------------------------------------------------
                            (Name of Issuer)

                     Common Stock, $.001 per share
- -----------------------------------------------------------------
                     (Title of Class of Securities)

                               298738 10 5
- -----------------------------------------------------------------
                              (CUSIP Number)

                          Frank E. Williams, Jr.
                          2789-B Hartland Road
                       Falls Church, Virginia 22043
                              (703) 641-4612
- -----------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to
                Receive Notices and Communications)

                            April 9, 2002
- -----------------------------------------------------------------
       (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 298738105


1       NAME OF REPORTING PERSON  Frank E. Williams, Jr.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


- -----------------------------------------------------------------
- -
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a) |X| (b) |_|

- -----------------------------------------------------------------
- -
3       SEC USE ONLY

- -----------------------------------------------------------------
- -
4       SOURCE OF FUNDS (See Instructions)
        PF

- -----------------------------------------------------------------
- -
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e) |_|

- -----------------------------------------------------------------
- -
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

- -----------------------------------------------------------------
- -
                      7      SOLE VOTING POWER
                             244,000

- --------------------------------------------
     NUMBER OF        8      SHARED VOTING POWER
       SHARES                0
    BENEFICIALLY
- -------------------------------------------
      OWNED BY
        EACH          9      SOLE DISPOSITIVE POWER
     REPORTING               244,000
       PERSON
        WITH
- --------------------------------------------

                      10     SHARED DISPOSITIVE POWER
                             0

- -----------------------------------------------------------------
- -
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        244,000
- -----------------------------------------------------------------
- -
12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN
        SHARES
        (See Instructions) |_|

- -----------------------------------------------------------------
- -
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .72%

- -----------------------------------------------------------------
- -
14      TYPE OF REPORTING PERSON (See Instructions)
        IN

1       NAME OF REPORTING PERSON  Deborah A. Vitale
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


- -----------------------------------------------------------------
- -
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a) |X| (b) |_|

- -----------------------------------------------------------------
- -
3       SEC USE ONLY

- -----------------------------------------------------------------
- -
4       SOURCE OF FUNDS (See Instructions)
        PF

- -----------------------------------------------------------------
- -
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e) |_|

- -----------------------------------------------------------------
- -
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

- -----------------------------------------------------------------
- -
                      7      SOLE VOTING POWER
                             5,666,865

- --------------------------------------------
     NUMBER OF        8      SHARED VOTING POWER
       SHARES                0
    BENEFICIALLY
- --------------------------------------------
      OWNED BY
        EACH          9      SOLE DISPOSITIVE POWER
     REPORTING               2,246,400
       PERSON
        WITH

- --------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             0

- -----------------------------------------------------------------
- -
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        5,666,865
- -----------------------------------------------------------------
- -
12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES
        (See Instructions) |_|

- -----------------------------------------------------------------
- -
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        17.38%

- -----------------------------------------------------------------
- -
14      TYPE OF REPORTING PERSON (See Instructions)
        IN

1       NAME OF REPORTING PERSON  Gregory A. Harrison
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

- -----------------------------------------------------------------
- -
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a) |X| (b) |_|

- -----------------------------------------------------------------
- -
3       SEC USE ONLY

- -----------------------------------------------------------------
- -
4       SOURCE OF FUNDS (See Instructions)
        PF
- -----------------------------------------------------------------
- -
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e) |_|


- -----------------------------------------------------------------
- -
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

- -----------------------------------------------------------------
- -
                      7      SOLE VOTING POWER
                             1,133,000

- --------------------------------------------
     NUMBER OF        8      SHARED VOTING POWER
       SHARES                0
    BENEFICIALLY
- ---------------------------------------------
      OWNED BY
        EACH          9      SOLE DISPOSITIVE POWER
     REPORTING               1,133,000
       PERSON
        WITH

- --------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             0

- -----------------------------------------------------------------
- -
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        1,133,000

- -----------------------------------------------------------------
- -
12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN
        SHARES
        (See Instructions) |_|

- -----------------------------------------------------------------
- -
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.47%

- -----------------------------------------------------------------
- -
14      TYPE OF REPORTING PERSON (See Instructions)

        IN

                  AMENDMENT NO. 1 TO SCHEDULE 13D

     The Schedule 13D, dated April 19, 2002, is hereby amended as set forth below. This Amendment No. 1 to Schedule 13D should be read in conjunction with, and is qualified in its entirety by reference to, the Schedule 13D.

     The purpose of this Amendment is to dissolve and disband the
Schedule 13D filed on April 19, 2002, inasmuch as John Duber resigned a a director on June 26, 2002, and Mr. Williams was elected to the Board effective July 3, 2002.


                              SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  July 12, 2002          /S/Frank E. Williams, Jr.
                                    __________________________
                                      Frank E. Williams, Jr.

       Date:  July 12, 2002          /S/Deborah A. Vitale
                                    __________________________
                                     Deborah A. Vitale

       Date:  July 12, 2002          /S/Gregory A. Harrison
                                   ___________________________
                                     Gregory A. Harrison